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                                                                   EXHIBIT 10.5

                                LENDINGTREE, INC.
                           INTERNET MARKETING SERVICE AGREEMENT


This INTERNET MARKETING SERVICE AGREEMENT (the "Agreement") is entered into as of February 17, 1999, between LENDINGTREE, INC., a Delaware corporation with its principal place of business at 6701 Carmel Road, Suite 205, Charlotte, NC 28226 ("LendingTree"), and Allied Mortgage Capital Corporation, a Mortgage Banker corporation with its principal place of business at 6110 Pinemont Drive, Ste. 215, Houston, Texas 77092 ("Lender").

                                   WITNESSETH:

         WHEREAS, LendingTree has developed an Internet website, currently located at http://www.LendingTree.com, which offers potential consumer borrowers the ability to complete an online qualification form with lenders who offer their products through LendingTree (the "Participating Lenders") for various consumer loan products, including, but not limited to, first mortgage loans, refinancings, home equity loans, automobile and other personal property-secured loans, unsecured personal loans and lines, credit cards, and such other products as the Participating Lenders may offer periodically through LendingTree. In addition, with the agreement of its Participating Lenders, LendingTree offers and will offer the same products on corporate Intranet sites, which it will develop from time to time with the cooperation and agreement of various business enterprises. LendingTree's website and its corporate Intranet sites are referred to together in this Agreement as the "Sites;"

         WHEREAS, Lender desires to become one of LendingTree's Participating Lenders, to offer various consumer loan products through the Sites, to allow potential borrowers to prequalify for its loan products through the Sites, to provide conditional approvals to qualified customers, and to perform such other duties as are set forth in this Agreement;

         WHEREAS, LendingTree desires to offer such products on behalf of Lender, to prequalify consumer borrowers using Lender's minimum loan qualification criteria, and to provide such other goods, services and facilities as are set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants, agreements and respective representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         ARTICLE I. LENDINGTREE SITE OPERATION

         Section 1.1 LendingTree Sites. The Sites will enable potential borrowers ("customers") with access to the Internet and/or corporate Intranets to obtain general information relating to the consumer loan products offered by the Participating Lenders, and, through a simple question-and-answer format, to prequalify for such products, through a computerized filter system operated by LendingTree using the minimum loan qualification criteria (the "Criteria") supplied by Participating Lenders, for the purpose of facilitating the selection of and application with Participating Lenders for a particular loan product. Participating Lenders will have the ability to make conditional approval offers to customers who have been prequalified by the LendingTree filter system. The Sites will also offer customers general research and education regarding such consumer loan products.

         Section 1.2 License. LendingTree hereby grants to Lender, on the terms and conditions set forth in this Agreement, the non-exclusive right and license to participate in the Sites as a Participating Lender for the Term, as defined in Article VII of this Agreement.

         Section 1.3 Qualification Forms. Certain forms will be generated on the Sites by a customer as a result of the customer responding to certain questions, which, when completed by the customer, provide



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sufficient data to determine whether the customer prequalifies for any Lender
Products, as defined below, according to Lender's Criteria (individually, a "Qualification Form" and collectively, the "Qualification Forms"). LendingTree reserves the right to combine the information requested by all Participating Lenders into one Qualification Form, which may be submitted to one or more Participating Lenders, but not more than four (4) Participating Lenders at one time, as described in section 1.4 below.

Section 1.4 Computerized Filter Systems. LendingTree will send Qualification Forms that customers have completed through its computerized filter system. LendingTree will forward those Qualification Forms that meet Participating Lenders' Criteria, as determined by the filter system, to those Participating Lenders offering the type of loan product requested by the customer that are doing business in the jurisdiction of the customer for further processing; provided, however, that if a customer's Qualification Form satisfies the Criteria of more than four (4) Participating Lenders after submission to the filter system, LendingTree will forward the Qualification Form to only four (4) Participating Lenders selected at random by computer. Thus, although a customer's Qualification Form may satisfy Lender's Criteria, the Qualification Form may not necessarily be forwarded to Lender. If no prequalification acceptance, prequalification offer, or firm offer of a loan or credit is made by the initial group of Participating Lenders to whom a Qualification Form is sent, LendingTree reserves the right to forward the Qualification Form to additional Participating Lenders whose Criteria are satisfied by the information contained in the Qualification Form until a positive response is received (including, a prequalification acceptance, prequalification offer, firm offer or other conditional approval). LendingTree does not independently prescreen or otherwise evaluate the customer's credit quality. LendingTree is not responsible for the accuracy of the Participating Lenders' Criteria in determining whether a customer qualifies for credit. Other than transmitting responses to Qualification Forms on behalf of Lender, LendingTree will have no responsibility regarding handling of the Qualification Form or further processing of any application after forwarding a Qualification Form to Lender.

Section 1.5 Communications. LendingTree will establish electronic systems on or through the Sites which will permit customers and Participating Lenders to communicate with LendingTree staff through private lines of communication. From time to time LendingTree will submit various standard forms to Lender, including Qualification Forms and standard correspondence with customers. LendingTree will submit all such forms to Lender for its review and approval at least ten (10) business days prior to use or publication of such forms. If Lender does not respond at least five (5) business days from the date of receipt of such proposed forms, Lender will be deemed to have approved, and LendingTree may proceed with such use or publication of such forms in the form submitted to Lender.

Section 1.6 Site Availability. Using standard industry practices and procedures, LendingTree will use its best efforts to make the Sites available on a 24-hour basis. However, LendingTree will not be responsible for inactivity of the Sites due to reasons beyond LendingTree's control, including connection and server problems, local, national or international communication connection problems, natural or man-made disasters affecting communication between the host server and customers, or other unforeseeable events beyond the control of LendingTree. Lender shall receive no damages or compensation, including consequential damages, resulting from inactivity of the Sites.

Section 1.7 Customer Information. LendingTree will transmit to Lender all information concerning a customer that is collected by LendingTree in the process of obtaining a completed Qualification Form if and when LendingTree forwards such Form to Lender as provided in this Agreement. Lender may compile and use lists of such customers and information for its own marketing purposes. However, for a period of nine (9) months from the time a Qualification Form is submitted to Lender through the Sites, Lender agrees that it will not solicit the customer for same type of loan product as the one requested in the Qualification Form unless the customer accepted the offer for the loan product and Lender paid LendingTree the applicable fees described on Exhibit A. For purposes of this Agreement, solicitation shall not include any direct mail or national/regional advertising or marketing campaigns, provided they do not specifically target customers.

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Section 1.8 Trademarks and Intellectual Property of LendingTree. Any use by
Lender of trademarks, trade names, service marks and logos (the "Trademarks") of LendingTree in any advertisements, promotional materials, and on its website shall be subject to LendingTree's prior, written approval, except as provided herein. Lender shall submit all such advertising, marketing and promotional materials using LendingTree's Trademarks to LendingTree for its approval at least ten (10) business days prior to publication or distribution of such materials. If LendingTree does not respond at least five (5) business days from the date of receipt of such proposed materials, LendingTree will be deemed to have approved. All logos, forms, or other visual or written materials provided by LendingTree will remain the sole property of LendingTree and may be used only in advertising directly related to Lender Products, as defined below, that are featured on the Sites. After termination of the Agreement, Lender agrees that such materials will not be used, references to LendingTree will be removed from all such advertisements, promotional materials and websites, and all tangible physical evidence of this information will be returned to LendingTree within a reasonable time after LendingTree's request.

LendingTree is the sole owner of the following, and all related, intellectual property: the design and content of the Sites (other than materials provided by Lender), the technical knowledge related to the development of the common links with Lender (not including security protocols and software provided by Lender), software and hardware used to implement the system, including the Sites and the databases, the underlying electronic origination system's design and function, and all other elements of the Sites which are the work product of LendingTree employees, or which were created for LendingTree by any outside contractor for use on the Sites. Lender recognizes the proprietary nature of LendingTree's intellectual property, including, but not limited to, the items enumerated above. Lender further recognizes that LendingTree remains sole owner of the database reflecting all information provided by the customers using the service and all other aggregate database information, including percentage of loans closing and volume of LendingTree customers. Lender will maintain security protocols that are current and reasonable in the industry to safeguard this information as well as all other confidential information received by Lender and maintain its confidentiality as provided in the Reciprocal Non-Disclosure Agreement, dated as of February 17, 1999, which is attached hereto, incorporated herein by reference and made an integral part of this Agreement (the "Non-Disclosure Agreement").

             ARTICLE II. LENDINGTREE GOODS, SERVICES AND FACILITIES

Section 2.1 Site Services. In offering the Sites, LendingTree will provide to Lender the following goods, services and facilities, in addition to any other goods, services and facilities that may be described elsewhere in this
Agreement:

         (a) Advertising, Marketing and Promotion. Using Trademarks, information and other materials supplied by Lender, LendingTree will engage in national campaigns via the Internet and other media to advertise, market and promote the Sites and the loan products offered from time to time by Lender through the Sites (the "Lender Products"). LendingTree will submit all such advertising, marketing and promotional materials that includes Lender's Trademark or logo, to Lender for its approval at least ten (10) business days prior to publication or distribution of such materials. If Lender does not respond at least five (5) business days from the date of receipt of such proposed materials, Lender will be deemed to have approved, and LendingTree may proceed with such publication or distribution of such materials in the form submitted to Lender. Lender shall be solely responsible for the content of any advertising, marketing and promotional materials published or distributed as described herein in connection with Lender Products, and Lender shall defend, indemnify and hold LendingTree harmless for any liability relating to such advertising, marketing and promotional materials in accordance with the provisions of Article VI. Nonetheless, the publication and distribution of such advertising, marketing and promotional materials will be at LendingTree's sole expense.

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LendingTree shall use reasonable efforts, as it deems appropriate in its discretion, to attract qualified customers to the Sites. Among other things, LendingTree will from time to time enter into agreements with other Internet websites or corporate intranet sites to market or co-brand the LendingTree program. Such cooperative marketing arrangements shall not be subject to the prior review or approval of Lender, however, Lender shall be advised of, and have an opportunity to review, service standards arising out of any cooperative marketing arrangements that are materially different from LendingTree service standards, prior to their implementation. In the event Lender objects to these service standards, Lender shall have an option to de-select receipt of any Qualification Forms that are related to the cooperative marketing arrangement at the time the new service standards become effective. LendingTree does not guarantee receipt or transmission of a minimum number of Qualification Forms.

         (b) Transmission of Data. LendingTree will be responsible for (1) transmitting electronic information to Lender and/or customers, including the Qualification Forms and Lender responses, (2) updating any pricing, product, and Lender data (as defined below) the parties may agree to include on the Sites,
(3) developing, maintaining and upgrading LendingTree software and servers, (4) receiving, processing and implementing Lender transmissions of Criteria information for the filter system, and (5) providing certain technical support for Lender and customers.

         (c) Computer Loan Origination. LendingTree will perform the following services on behalf of customers and Lender: (1) taking information from customers on a Qualification Form, (2) obtaining a credit report, (3) analyzing the customer's income, debt, credit score and credit history, among other things, through use of a computerized filter system (based solely on Lender's Criteria), to pre-qualify customers for consideration by Lender; (4) educating customers regarding the financing process, advising customers regarding the various loan products available on the Sites, (5) featuring the Lender Products, services and Criteria, comparing the Lender to other Participating Lenders, and providing customers with the tools to determine which Lender Product(s) are the most appropriate product(s) in light of each customer's unique personal financial circumstances, (6) providing disclosures required by applicable federal and state law, (7) providing customers with 24 hour/7 day a week access via the Internet to the LendingTree loan qualification system, (8) providing customers the ability to monitor the status of their qualification submission over the Internet, and (9) providing customer support services via electronic mail and a toll-free telephone call center.

         (d) Other Services. At the request of Lender, LendingTree may agree to provide, for fees to be negotiated separately, additional services incidental to the transmission of the Qualification Form and response, such as electronic transmission of documents and other materials from Lender.

Section 2.2 Regulatory Compliance. LendingTree shall comply, in all material respects, with all applicable federal and state regulatory requirements with respect to goods, services and facilities to be provided under this Agreement. LendingTree shall maintain any and all government approvals, licenses or authorizations necessary to engage in the activities described in the Agreement. It is mutually agreed and understood that LendingTree is not a lender or engaged in any way in lending activities, and is merely providing a service to identify potentially qualified borrowers for Lender.

                        ARTICLE III. LENDER'S OBLIGATIONS

Section 3.1 Lender's Products or Services. Lender will provide to LendingTree from time to time and as soon as possible detailed product information for the Lender Products, including the form content of descriptions of Lender and Lender Products which Lender desires to appear on the Sites plus any general corporate information (including logos or trademarks) (collectively, the "Lender data") to be published by LendingTree. Lender is responsible for determining which products to offer through the Sites and for the accuracy and completeness of all information concerning Lender and Lender

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Products that appears on the Sites to the extent that such data has been supplied to LendingTree by Lender.

Section 3.2 Qualification Forms. Lender will assist LendingTree from time to time in devising and upgrading Qualification Forms that will be compatible with Lender Products and filter Criteria.

Section 3.3 Computerized Filter Systems. Lender will provide to LendingTree its most current Criteria, updated as soon as reasonably feasible to maintain accuracy of the LendingTree filter system, in the format(s) specified by LendingTree from time to time. Lender is solely responsible for the content of its Criteria. Lender is solely responsible for the determination of creditworthiness and the verification of the identity and other information received regarding customers.

Section 3.4 Action on Qualification Forms. Lender shall respond timely to all Qualification Forms submitted to it, and may transmit the response directly to the customer or request LendingTree to respond as directed by Lender. In either event, Lender shall inform LendingTree immediately of its response through the LendingTree system. Such response shall be transmitted no later than two (2) business days after Lender receives a Qualification Form from LendingTree. At the sole discretion of Lender, such response shall be a prequalification acceptance, rejection, prequalification offer, firm offer of a loan or a counteroffer.

Section 3.5 Trademarks. All under Trademarks, logos, forms, or other visual or written materials provided by Lender will remain the sole property of Lender, and may be used only in the content of the Sites and advertising or other activities directly related to the Sites and the activities contemplated in this Agreement. After termination of the Agreement, LendingTree agrees that such materials will not be used, references to Lender will be removed from the Sites, and all tangible physical evidence of this information will be returned to Lender within a reasonable time after Lender's request.

Section 3.6 Other Lender Obligations. As a Participating Lender, Lender shall provide the following obligations/services in addition to any other services that may be described elsewhere in this Agreement.

         (a) If applicable, facilitate and support the generation of accurate, real-time rate information, as well as specific information about all costs (e.g., closing costs, processing fees) that customer may be asked to pay in the course of obtaining a particular Lender Product.

         (b) Support the download of Lender data, product, and customer information from Lender's systems to the Sites. Lender shall provide all information to be placed on the Sites in the format(s) specified by LendingTree from time to time. The Lender data to be provided includes Lender's Trademarks and a brief description of Lender (one paragraph). LendingTree reserves the right to expand the information regarding Lender that is included on the Sites, but only with Lender's consent and content to be provided by Lender.

         (c) Cooperate with LendingTree in establishing effective customer communication transfer procedures and follow-up mechanism among the customer, the Sites and Lender.

         (d) Track all prequalification requests and other customer inquiries regarding Lender Products made to Lender through the Sites and update Lending-Tree as frequently as is reasonably feasible regarding the status of such prequalifications and inquiries. In addition, Lender agrees to use commercially reasonable efforts to track and report to LendingTree all prequalifications, inquiries and other customer responses regarding Lender Products which originate from a Qualification Form on the Sites, but which are transmitted to Lender directly by the customer either through Lender's branches,

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e-mail, toll-free numbers or other means. Lender agrees to make such reports as are requested by LendingTree from time to time, including but not limited to, the reports specified in Exhibit A.

         (e) Promptly review for accuracy and completeness all information, Site screens and processing and analytical mechanisms submitted to it for review by LendingTree as they relate to Lender Products and services and promptly report back any necessary corrections and/or modifications to the appropriate party.

         (f) Deploy an automated interface to its underwriting, which automated interface shall be mutually agreed upon by Lender and LendingTree.

         (g) Comply with all applicable regulatory requirements with respect to Lender Products on the Sites and dealings with customers, including, without limitation, federal laws and regulations, such as the Truth-in-Lending Act, Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, Fair Housing Act, and Fair Credit Reporting Act, and all applicable state laws and regulations. Lender shall maintain at all times any and all government approvals, licenses and authorizations necessary to offer its Lender Products.

         (h) Maintain copies of the documents required by state and federal regulations and provide LendingTree with copies of such documents upon request of LendingTree and/or any government agency.

         (i) Comply with LendingTree service standards ("LendingTree Service Standards") as communicated to Lender by LendingTree from time to time. Lending-Tree shall disclose to Lender, any material changes to LendingTree Service Standards prior to implementation. In the event Lender objects to any Lending-Tree Service Standards, Lender may terminate this Agreement upon thirty (30) days written notice to LendingTree as provided in Article VII.

                  ARTICLE IV. FEES FOR PARTICIPATION IN SITES

Lender agrees to pay to LendingTree all fees set forth in Exhibit A to this Agreement as compensation for the license and other goods, services, and facilities provided by LendingTree under this Agreement. Exhibit A is incorporated by reference and is an integral part of this Agreement.

              ARTICLE V. REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1 Representations and Warranties of Lender. Lender represents and warrants as follows:

         (a) Authority. Lender is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation. Lender has full corporate power and authority to transact any and all business contemplated by this Agreement and possesses all requisite authority, power, and material licenses, permits and franchises to conduct its business wherever conducted and to execute, deliver and comply with its obligations under the terms of this Agreement. Lender has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

         (b) Conflict with Existing Laws or Contracts. The execution and delivery of this Agreement and the performance of its obligations hereunder by Lender will not (i) conflict with or violate (A) Lender's Certificate of Incorporation or By-laws, or (B) any provision of any law or regulation or any decree, demand or order to which Lender is subject, or (ii) conflict with or result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would

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constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which Lender is a party or by which it is bound or any order or decree applicable to Lender or result in the creation or imposition of any lien on any of its assets or property.

         (c) Licenses and Consents. Lender has obtained all necessary or required governmental licenses and consents to the transactions contemplated by this Agreement. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Lender of or compliance by Lender with this Agreement, or if required, such approval has been obtained prior to the date of this Agreement.

         (d) Legal Action Against Lender. There is no claim, action, suit, proceeding or investigation pending or, to the best of Lender's knowledge, threatened against Lender which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of Lender, or in any material impairment of the right or ability of Lender to carry on its business substantially as now conducted, or in any material liability on the part of Lender, or which would draw into question the validity of this Agreement or any of the other instruments, documents or agreements entered into by Lender in connection with this Agreement, or of any action taken or to be taken in connection with the obligations of Lender contemplated therein, or which would be likely to impair materially the ability of Lender to perform under the terms of this Agreement.

         (e) Binding on Lender; Enforceability. This Agreement, assuming due authorization, execution and delivery hereof by LendingTree, and all the obligations of Lender hereunder, shall constitute the valid and binding obligations of Lender, enforceable against Lender in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         (f) Compliance With Laws. Lender has complied and will continue to comply with all applicable federal and state laws and regulations in its business operations related to its performance under this Agreement. In particular, Lender represents and warrants that its lending Criteria, as applied in the LendingTree filter system and in its underwriting processes, comply with applicable state and federal laws and regulations, including, without limitation, the Fair Housing Act and Equal Credit Opportunity Act.

Section 5.2 Representations and Warranties of LendingTree. LendingTree represents and warrants as follows:

         (a) Authority. LendingTree is a corporation duly organized and validly existing under the laws of the State of Delaware. LendingTree has full corporate power and authority to transact any and all business contemplated by this Agreement and possesses all requisite authority, power, and material licenses, permits and franchises to conduct its business wherever conducted and to execute, deliver and comply with its obligations under the terms of this Agreement. LendingTree has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

         (b) Conflict with Existing Laws or Contracts. The execution and delivery of this Agreement and the performance of its obligations hereunder by LendingTree will not (i) conflict with or violate (A) LendingTree's Certificate of Incorporation or By-laws, or (B) any provision of any law or regulation or any decree, demand or order to which LendingTree is subject, or (ii) conflict with or result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to

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which LendingTree is a party or by which it is bound or any order or decree applicable to LendingTree or result in the creation or imposition of any lien on any of its assets or property.

         (c) Licenses and Consents. LendingTree in connection with performance of its duties under this agreement, has obtained or will obtain all necessary or required governmental licenses and consents requisite for the transactions contemplated by this Agreement. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by LendingTree of or compliance by LendingTree with this Agreement, or if required, such approval has been obtained prior to the date of this Agreement.

         (d) Legal Action Against LendingTree. There is no claim, action, suit, proceeding or investigation pending or, to the best of LendingTree's knowledge, threatened against LendingTree which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of LendingTree, or in any material impairment of the right or ability of LendingTree to carry on its business substantially as now conducted, or in any material liability on the part of LendingTree, or which would draw into question the validity of this Agreement, or any of the other instruments, documents or agreements entered into by LendingTree in connection with this Agreement, or of any action taken or to be taken in connection with the obligations of LendingTree contemplated therein, or which would be likely to impair materially the ability of LendingTree to perform under the terms of this Agreement.

         (e) Binding on LendingTree; Enforceability. This Agreement, assuming due authorization, execution and delivery hereof by Lender, and all the obligations of LendingTree hereunder, shall constitute the valid and binding obligations of LendingTree, enforceable against LendingTree in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         (f) Qualification Form. LendingTree warrants that its Qualification Form complies with relevant state and federal laws and will provide these forms for Lender's review and comment at Lender's request. LendingTree does not make any representations or warranties concerning the identity or creditworthiness of any customers or the validity or accuracy of information submitted by the customers.

         (g) Random Distribution of Qualification Forms. After Qualification Forms are passed through the filter system, they are distributed to up to four
(4) Participating Lenders on a random basis. LendingTree warrants that its system does not give preferential treatment to any Participating Lender.

5.3 Covenants.

         (a) Continuing Obligations of Lender. Lender shall cooperate with LendingTree in the performance of this Agreement until the termination hereof. Lender shall not take any action or refrain from taking any action which would jeopardize or compromise the performance of the Sites as contemplated herein or which would hinder LendingTree in the performance of its services to the Participating Lenders and to its customers. Lender shall promptly forward to LendingTree all notices, claims, letters, documents and other information received by Lender which are relevant to the performance of this Agreement. Lender shall provide LendingTree with all information and documentation for Lender Products which are necessary or relevant to the performance of the transactions contemplated by this Agreement.

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         (b) Accounting. LendingTree shall have the right from time to time, on reasonable advance notice to Lender, during usual business hours, to carry out an examination of Lender's books and records, including without limitation, records and reports on prequalifications, applications, sales and/or closings that are initiated through Sites and any other services provided through LendingTree (the "Reports"), through its own personnel or through accountants or other representatives selected by LendingTree for the purpose of verifying the completeness and accuracy of the Reports. In the event that such examination shall disclose that the Transmission Fees or CLO Fees payable to LendingTree for any period were understated on the Reports issued by Lender with respect to such period, Lender shall immediately pay the deficiency with interest at a rate of one percent (1%) per month, and if the amount of the understatement exceeds ten percent (10%) of the fees payable with respect to the period subject to such examination, Lender shall reimburse LendingTree for its cost in conducting such examination, including without limitation the fees and expenses of any accountants retained by LendingTree to conduct such examination.

         (c) Further Assurances. At any time, and from time to time after the execution of this Agreement, upon the reasonable request of a party hereto, and at the expense of such party, the other party shall do, execute, acknowledge and deliver, and shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required in order to enable the parties to perform their respective obligations hereunder and carry out the terms of this Agreement.

              ARTICLE VI. LIMITATION ON LIABILITY; INDEMNIFICATION

Section 6.1. Indemnification for Actions Taken in Good Faith. Neither LendingTree nor any directors, officers, employees or agents of LendingTree (collectively, "LendingTree Indemnified Parties") shall be liable to Lender, any directors, officers, employees or agents of Lender (collectively, "Lender Indemnified Parties"), or any third party for, and Lender shall defend and indemnify the LendingTree Indemnified Parties and hold each of them harmless from and against, any action taken by the LendingTree Indemnified Parties, or for their refraining from taking any action, in good faith reliance upon information provided by Lender, pursuant to this Agreement; provided, however, that this provision shall not protect any LendingTree Indemnified Party against, and Lender shall not be obligated to indemnify or hold harmless any LendingTree Indemnified Party from or against, any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence on the part of the LendingTree Indemnified Parties in the performance of or failure to perform LendingTree's obligations hereunder.

Section 6.2. General Indemnification by LendingTree. LendingTree shall defend and indemnify the Lender Indemnified Parties and hold each of them harmless from and against any and all claims, losses, damage, penalties, fines, forfeitures, reasonable legal fees and expenses and related costs, expenses of litigation, judgments, and any other costs, fees and expenses (each, a "Liability") that were caused by or resulted from a breach of any of LendingTree's representations, warranties, covenants and agreements contained in this Agreement, the intellectual property developed and used by LendingTree, or by LendingTree's negligence in the performance of or failure to perform its duties as provided in this Agreement.

Section 6.3. General Indemnification by Lender. Lender shall defend and indemnify the LendingTree Indemnified Parties and hold each of them harmless from and against any and all Liabilities that were caused by or resulted from a breach of any of Lender's representations, warranties, covenants and agreements contained in this Agreement, the intellectual property developed and used by Lender, by any of Lender's lending policies, practices, and procedures, including the Criteria, or by Lender's negligence in the performance of or failure to perform its duties as provided in this Agreement.

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



Section 6.4 Survival of Indemnifications. Lender's and LendingTree's respective obligations to indemnify any LendingTree Indemnified Party or any Lender Indemnified Party will survive the expiration or termination of this Agreement by either party for any reason.

Section 6.5 Notice of Claims. Each party shall promptly notify the other in writing of any and all litigation and claims known to such party made against it or the other party in connection with this Agreement. Each party shall cooperate with the other in the defense or handling of any claim, action or investigation relating to the subject matter of this Agreement, provided that such cooperation shall not be deemed an acceptance of responsibility therefor, except as provided below. Any request for indemnification under this paragraph shall be in writing and shall state with particularity the specific facts supporting the request for indemnification and a good faith estimate of the amount of the indemnification requested. In the event responsibility for a request for indemnification hereunder is unconditionally accepted in writing, the party accepting such responsibility may, at its option, elect to take up the defense or handling of any pending claim, action or investigation and, in such event, the party requesting indemnification shall promptly relinquish control of such defense to the accepting party. Unless and until a request for indemnification hereunder is unconditionally accepted, the requesting party may retain control of the defense or handling of the claim, action or investigation. The failure of a party to accept a request for indemnification under this paragraph shall not be binding upon the requesting party and such party's retention of the control of the defense or handling of the claim, action or investigation shall not prejudice its right to seek enforcement of this paragraph in court.

                       ARTICLE VII. TERM AND TERMINATION

Section 7.1 Initial Term. The initial term of this Agreement (the "Initial Term") is twelve (12) months from February 17, 1999, which is the date Lending Tree will begin forwarding Qualification Forms to Lender (the "Commencement Date").

Section 7.2 Subsequent Terms. Following expiration of the Initial Term, this Agreement shall continue in effect until either party terminates it as provided below. The Initial Term and any subsequent terms are referred to herein as the "Term."

Section 7.3 Termination. After the Initial Term, this Agreement may be terminated at any time during the Term by either party giving thirty (30) days' prior written notice to the other party. During the Initial Term, either party may terminate this Agreement in the event that the other party breaches any material covenant or representation or warranty of this Agreement, and such breach continues thirty (30) days after notice of breach is given to such other party.

Section 7.4 Effect of Termination. Following termination of this Agreement, if any customer has initiated acquisition of a Lender Product through any Sites prior to the termination date and Lender did not sell the Lender Product to the customer, but Lender then sells the same type of product within six (6) months after the termination date, Lender shall pay LendingTree compensation for such Lender Product as provided in Exhibit A hereto. In addition to any other remedy available at law or in equity, upon termination for breach, the non-breaching party may seek indemnification as provided in this Agreement.

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

                                VIII. ARBITRATION

Any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement, including any controversy or claim as to its arbitrability or rescission shall be finally settled by arbitration before two arbitrators, one chosen by each party, with the commercial arbitration rules of the American Arbitration Association in force at that time. Arbitration shall be conducted in Charlotte, North Carolina, unless the parties mutually agree to another location. Any judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction in that locale. The arbitrators shall not, under any circumstances, have any authority to award punitive or exemplary damages.

           IX. CHOICE OF LAW, JURISDICTION, VENUE AND ATTORNEYS' FEES

The parties agree that this Agreement shall be construed and controlled by the laws of the State of North Carolina and the Rules of the American Arbitration Association. Should a dispute arise under this contract, and should the arbitration provisions herein become inapplicable, the parties agree that jurisdiction over and venue of any suit arising out of related to this Agreement shall be exclusively in the state and federal courts of Charlotte, North Carolina.

If either party employs attorneys to enforce any right arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, in arbitration, litigation, or otherwise.

                            ARTICLE X. MISCELLANEOUS

Section 10.1 Notices. Any written notice required or permitted to be given to the parties hereunder shall be addressed to the parties at the addresses first set forth above. All written notices shall be delivered in person or shall be sent by registered or certified mail, return receipt requested, and shall be deemed effective, three (3) days after the same is mailed as provided above with postage prepaid. Notice sent by any other method shall be effective only upon actual receipt.

Section 10.2 Assignment. This Agreement shall not be assignable in whole or in part by LendingTree or Lender without the other party's prior written consent, and any attempted assignment without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. A change in control of either party, for example, by merger or sale of stock, shall not be deemed to be an assignment under this Agreement.

Section 10.3 Waiver. No term or provision hereof will be deemed waived, and no variation of terms or provisions hereof shall be deemed consented to, unless such waiver or consent shall be in writing and signed by the party against whom such waiver or consent is sought to be enforced. Any delay, waiver or omission by LendingTree or Lender to exercise any right or power arising from any breach or default of the other party in any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by LendingTree or Lender of any subsequent breach or default of the same or other terms, provisions or covenants on the part of either party.

Section 10.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, except where expressly noted herein, and all prior negotiations, agreements and understandings, whether oral or written, are superseded or canceled hereby.

Section 10.5 Modification. This Agreement may not be amended or modified except in a written document signed by both parties.

Section 10.6 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, this Agreement shall be construed as if not containing that provision, and the rest of the Agreement shall remain in full force and effect, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 10.7 Independent Contractor. LendingTree, in performance of this Agreement, is acting as an independent contractor, is not the partner, joint Venturer or agent of Lender and has no authority to act on behalf of Lender except as provided in this Agreement. The parties shall each be responsible for payment of their respective taxes and assessments incurred in connection with performance of this Agreement.

Section 10.8 Confidentiality. Each party agrees to keep all information related to the other party confidential, as provided in the Non-Disclosure Agreement. Furthermore, both parties agree to comply with all state and federal laws governing the confidentiality of consumer credit information, to maintain confidentiality of this information, and to disclose such information only for a permissible purpose related to the extension of credit. The provisions of the Non-Disclosure Agreement shall survive termination of this Agreement for period of three (3) years.

Section 10.9 Limitation on Liability of Officers, Directors, Members, Employees and Agents. Neither party shall make any claim against the officers, directors, members, employees or agents of the other party but instead shall look solely to the assets of the other party for satisfaction of any liability of such party under this Agreement.

Section 10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.



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



         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed, sealed and delivered by its duly authorized officer as of the date first written above.

                                LENDINGTREE, INC.


                                By /s/ DOUGLAS R. LEBDA                   (SEAL)
                                  ------------------------------
                                Name    Douglas R. Lebda
                                    ----------------------------
                                Title   Chief Executive Officer
                                     ---------------------------



                                LENDER:

                                By /s/ JAMEY HODGE                        (SEAL)
                                  ------------------------------
                                Name    Jamey Hodge
                                    ----------------------------
                                Title   President
                                     ---------------------------

                               LENDINGTREE, INC.
              STANDARD FORM OF RECIPROCAL NON-DISCLOSURE AGREEMENT

         THIS RECIPROCAL NON-DISCLOSURE AGREEMENT ("the Agreement") is made between LendingTree, Inc., a Delaware corporation, and Allied Mortgage Capital Corporation, and entered into as of February 17, 1999.

         In consideration of the mutual promises and covenants contained in this Agreement and the mutual disclosure of confidential information to each other, the parties hereto agree as follows:

1.       CONFIDENTIAL INFORMATION AND CONFIDENTIAL MATERIALS.

         "Confidential Information" means nonpublic information that Disclosing Party designates as being confidential or which, under the circumstances surrounding disclosure ought to be treated as confidential. "Confidential Information" includes, without limitation and without requiring any prior designation as confidential, information relating to: released, unreleased or planned Disclosing Party products, product specifications, services, and offerings, including, but not limited to, the use or development of any software system or credit scoring model; the plans or activities related to the marketing or promotion of any Disclosing Party product, service, or offering; Disclosing Party's business policies, practices, business strategy and marketing plans; terms of closed loans, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, "know-how," customer names and other information related to customers, price lists, pricing policies and financial information; and information received from others that Disclosing Party is obligated to treat as confidential. Confidential Information disclosed to Receiving Party by any Disclosing Party Subsidiary and/or agents is covered by this Agreement.

         Confidential Information shall not include any information that: (i) is or subsequently becomes publicly available without Receiving Party breach of any obligation owed Disclosing Party; (ii) became known to Receiving Party prior to Disclosing Party's disclosure of such information to Receiving Party; (iii) became known to Receiving Party from a source other than Disclosing Party other than by the breach of an obligation of confidentiality owed to Disclosing Party; or (iv) is independently developed by Receiving Party.

         "Confidential Materials" shall mean all tangible materials containing Confidential Information, including, without limitation, written or printed documents and computer disks or tapes, whether machine or user readable.

2.       RESTRICTIONS.

         Outside the necessary use of this information within the scope of the activities contemplated in connection with this Agreement and any other agreement entered into between the parties, which agreement specifically incorporates this Agreement by reference, Receiving Party will not disclose, sell, distribute, make public, or otherwise use the Confidential Information without the express written consent of Disclosing Party, except that Receiving Party may disclose Confidential Information to its consultants as provided below. Receiving Party may also disclose Confidential Information in accordance with judicial or other government order, provided Receiving Party shall give Disclosing Party reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent.

         Receiving Party shall take reasonable security precautions (including maintaining security protocols that are current and reasonable in the industry to safeguard this information) at least as great as the precautions it takes to protect its own confidential information, to maintain the confidentiality of the Confidential Information. Receiving Party may disclose Confidential Information or Confidential Material only to Receiving Party's employees or consultants on a need-to-know basis. Receiving Party will implement appropriate policies, procedures and written agreements with its employees and consultants sufficient to enable it to comply with all the provisions of this Agreement.

         Confidential Information and Confidential Materials may be disclosed, reproduced, summarized or distributed only in pursuance of Receiving Party's business relationship with Disclosing Party, and only as otherwise provided hereunder. Receiving Party agrees to segregate all such Confidential Materials from the confidential materials of others in order to prevent commingling.

         Receiving Party may not reverse engineer, decompile or disassemble any software disclosed to Receiving Party.

3.       RIGHTS AND REMEDIES.

         Receiving Party shall notify Disclosing Party immediately upon discovery of any unauthorized disclosure, sale, distribution, publication or use of Confidential Information and/or Confidential Materials, or any other breach of this Agreement by Receiving Party, and will cooperate with Disclosing Party in every reasonable way to help Disclosing Party regain possession of the Confidential Information and/or Confidential Materials and prevent its further authorized use.

         Receiving Party shall return all originals, copies, reproductions and summaries of Confidential Information or Confidential Materials within sixty (60) days after Disclosing Party's request, or, at Disclosing Party's option, certify destruction of the same.

         Receiving Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure, sale, distribution, publication or use of Confidential Information and that Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

         Disclosing Party may visit Receiving Party's premises, with reasonable prior notice and during normal business hours, to review Receiving Party's compliance with the terms of this Agreement.

4.       MISCELLANEOUS.

         All Confidential Information and Confidential Materials are and shall remain the property of Disclosing Party. By disclosing information to Receiving Party, Disclosing Party does not grant any express or implied right to Receiving Party to or under Disclosing Party patents, copyrights, trademarks, or trade information.

         The terms of confidentiality under this Agreement shall not be construed to limit either party's right to independently develop or acquire products without the use of the party's Confidential Information.

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. It shall not be modified except by a written agreement dated subsequent to the date of the Agreement and signed by both parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of Disclosing Party, its agents, or employees, but only by an instrument in writing signed by an authorized officer of the Disclosing Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion.

         If either party employs attorneys to enforce any right arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees. This Agreement shall be construed and controlled by the laws of the State of North Carolina. Jurisdiction over and venue of any suit arising out of related to this Agreement shall be exclusively in the state and federal courts of the State of North Carolina.

         Subject to the limitations set forth in this Agreement, this Agreement will inure to the benefit of and be binding upon the parties, their successors and assigns.

         If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

         All obligations created by this Agreement shall survive change or termination of the parties' business relationship.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LENDINGTREE, INC.                            LENDER

/s/ DOUGLAS R. LEBDA                         /s/ JAMEY HODGE
-----------------------------------------    ----------------------------------
Douglas R. Lebda, Chief Executive Officer    Jamey Hodge, President


February 25, 1999                            February 17, 1999
-----------------------------------------    ----------------------------------
Date                                         Date